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                                                                     EXHIBIT 3.4


                               RESTATED

                     CERTIFICATE OF INCORPORATION

                                  OF

                       AXSYS TECHNOLOGIES, INC.

                       (a Delaware corporation)



          Pursuant to Section 245 of the General Corporation Law of Delaware (the "DGCL"), Axsys Technologies, Inc., a corporation incorporated under the DGCL, does hereby certify:

          FIRST: The name of the Corporation is Axsys Technologies, Inc. (the "Corporation").

          SECOND: The Corporation was originally incorporated under the name, Vernitron Corporation and the Corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 11, 1968.

          THIRD: The Board of Directors directed that the Corporation's Certificate of Incorporation be restated so that the same shall read, in its entirety, as follows:

               1. The name of the corporation is Axsys Technologies, Inc. ("the Corporation").

               2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

               3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               4. (a) The aggregate number of shares which the Corporation shall have authority to issue is 34,000,000, of which 4,000,000 shares, par value $.01 per share, shall be designated "Preferred Stock," and 30,000,000 shares, par value $.01 per share, shall be designated "Common Stock."

                  (b) Each holder of Common Stock shall be entitled to one vote for each share of such stock held.

                  (c) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, stated value, powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of such series, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange, to the full extent now or hereafter permitted by the laws of the State of Delaware, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or distribution of assets, conversion or exchange. Notwithstanding the fixing of the maximum number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the maximum number of shares constituting such series.

                  (d) Except as may be determined by the Board or Directors of the Corporation pursuant to paragraph (c) of this Article 4 with respect to the voting rights, if any, of the Preferred Stock, and except as otherwise required by law, the holders of the Common Stock shall vote with the holders of voting shares of the Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation.

               5. The board of directors is authorized to make, alter or repeal the by-laws of the Corporation.
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               6. Election of directors need not be by written ballot.

               7. (a) Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article 7. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which such a director, officer, incorporator, employee, agent, heir, or personal representative may otherwise be entitled.

                  (b) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

               8. Any action required or permitted to be taken by the holders of Common Stock at any meeting of stockholders of the Corporation may be taken without a meeting only by unanimous written consent signed by the holders of all the outstanding shares of Common Stock.

          FOURTH: This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the DGCL.

          FIFTH: This Restated Certificate of Incorporation only integrates and restates, and does not further amend, the provisions of the Corporation's Certificate of Incorporation, as heretofore amended, and there is no discrepancy between the provisions of the Corporation's Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation.

          IN WITNESS WHEREOF, this Restated Certificate of
Incorporation, having been duly adopted in accordance with the provisions of Section 245 of the DGCL, has been executed this 14th day of October, 1997.


                             AXSYS TECHNOLOGIES, INC.



                             By:   /s/ Stephen W. Bershad
                                -----------------------------------
                                   Stephen W. Bershad
                                   Chairman of the Board and
                                   Chief Executive Officer